Exhibit 99.1

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

FTI CONSULTING

Moderator: Gordon McCoun

November 1, 2007

9:00 a.m. ET

Operator: Good day and welcome to the FTI Consulting third quarter 2007 earnings call. As a reminder, today’s call is being recorded.

During today’s call, if you would like to signal for a question, please press the star key followed by the digit one on your touch-tone phone. If you’re using a speakerphone, please be sure that your mute button is turned off to allow your signal to reach our equipment.

For opening remarks and introductions, I’d like to turn the call over to Gordon McCoun; please go ahead, sir.

Gordon McCoun: Good morning, everyone. This is Gordon McCoun of FD. By now, you should have received a copy of the company’s third quarter 2007 press release.

As a reminder, this conference call is being simultaneous web cast on the company’s website, and the replay will be available on the site for the next 90 days.

Your hosts today for the call are Jack Dunn, President and Chief Executive Officer; Dennis Shaughnessy, Chairman; Dom DiNapoli, Executive Vice President and Chief Operating Officer;

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Jorge Celaya, Chief Financial Officer; and David Bannister, Executive Vice President in charge of Strategic Development.

Management will begin with formal remarks, after which they’ll take your questions. Before I begin, we’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties, and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenue, operating income and cash flow in prior periods and expects that this may occur from time to time in the future. Further, preliminary results are subjected to normal year end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks described in the company’s filings with the Securities and Exchange Commission.

I’d now like to turn the call over to Jack Dunn, President and CEO of FTI. Jack, please go ahead.

Jack Dunn: Thank you, Gordon. And good morning and thank you to all of you who are joining us on our 2007 third quarter conference call which is our very great pleasure to host here in our offices in London.

The third quarter was another excellent one for FTI that saw us confirm and even accelerate the momentum that we have built over the last four quarters, that will help us finish the year strong and that will help set the stage for our future growth. This outstanding performance is testimony

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

to the strategy that we have defined, the plan that we have put forth, the excellence of our people and our dedication to execution.

As you know, over recent years, we have worked hard to grow and diversify our company to provide a broad array of offerings that can support our clients across the vast array of issues that face them no matter what the cycle of the economy. In doing so, we have created a business that is benefiting from a number of trends both secular and cyclical. All of these trends were in force during the quarter, and I am especially pleased at how broad the strength is at our business at this time. All of our segments performed well in the quarter, and some did extremely well.

First of all, it was a busy period from a strategic standpoint. We extended our geographical presence in the quarter. We opened an office in Mexico City to extend the scope of our investigative activities in Latin America. This also served to help build our critical mass in the region to better enable us to service the natural flows of business between Miami, Mexico, South America and Madrid.

We also expanded our scope of activities in the Pacific Rim with acquisitions of Third Person Communications in Australia and Occasions, a specialist financial, corporate and marketing communications consultancy business located in Hong Kong and China. We are committed to expanding our Asia Pacific platform to take advantage of the increasing level of cross-border activity that depends, at one end or the other, either as source or target in this region.

On another front, as always the critical – the critical aspect of our business is obviously our people. We entered the quarter with over 1,800 revenue generating employees, up from 1,162 last year. We added over a 120 professionals in the quarter, a number and rate which is accelerating. And with our turnover rate being one of the lowest in the industry, we continue to be an employer of choice with access to the best and brightest that the industry has to offer.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Now, I’d like to turn to some of the key financial highlights for the quarter. First of all, we were extremely pleased that our revenues increased 56% to a record $253 million for the quarter, which was driven by strength across all of our segments. I’ll get into more detail of the segment performance shortly. But the top line drivers of this exceptionally strong demand were the demand for software solutions in our technology segment, the continued broad based strong performance across all areas of our economic consulting, whether its regulatory, commercial disputes or M&A. A healthy mix of retained work and project work in our strategy communications segment, and in corporate finance restructuring, most interestingly the continued solid base building in the core restructuring practice, with strong performance by every other component of that segment.

Organic growth for the quarter was 25%, which exceeds the 18% organic growth that we enjoyed in the second quarter. In addition, and perhaps great news for the future is that each of the businesses that we have acquired in the last year, which we do not include in the organic growth numbers had enjoyed either similar or higher growth rates. And we look forward to adding them to our base of organically growing businesses next year and continuing this trend.

We were also pleased with our EBITDA performance, which at $56.6 million was 63% higher than a year ago and represented 22.3% of revenue, a 90 basis point increase from last year and more than a full percentage point higher than the second quarter.

You may remember that on our last call, we said that we were going to take advantage of this strength in our business to reinvest in areas like IT infrastructure and our brand that will enable us to continue to grow. We did do that in the third quarter, and it’s a tribute to both the growth and the robustness of our business model that we were able to do so and absorb these costs and still generate excellent profits.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

As you will recall, in the second quarter, we analyzed our tax position and took advantage of our increased global presence to improve our tax rate. The third quarter benefited from this and came in, in the 40% range as expected. This is dramatically better than the 44% that we had been experiencing in previous years.

Earnings per share were $0.50 cents for the quarter, again up over 56%, compared to an adjusted EPS of $0.32 cents in last year’s third quarter, which excludes the special charges we took at that time.

A point to consider in your analysis is that the share count used to calculate this year’s third quarter EPS was 45.6 million shares, 16.2% higher than a year ago, and up even from the estimate that we projected a quarter ago when we gave adjusted guidance. This is due primarily to the pleasant prospect of the performance of our stock price, and we estimate that the impact of this on our performance from the shares that we estimated at the time of guidance was about $0.028 cents.

Cash flow from operations in the quarter was $39 million and DSOs improved from 103 days a year ago, to about 93 days this year.

While not technically a third quarter event, obviously, one of the big events for us was in early October we did successfully complete a secondary offering of 4.8 million shares, which raised about $232 million for us. On top of the $62 million in cash that we had from our internally generated sources at September 30, this makes us well-armed and flexible to take advantage of opportunities in the market as they arise.

Now, I’d like to drill down a little bit in greater detail on this performance in our business segments. Technology, as we’re becoming to expect, had another outstanding quarter, in keeping

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

with both the great market opportunity in front of them and also the great platform that David Remnitz, Seth Ryerson, Eddie O’Brien and the rest of their team has built.

Revenues increased almost 50% to $44.8 million. And I would like to remind you that that’s impressive being on top of a 75% increase in revenues during the same period last year. Tremendous growth is being driven by accelerating global demand of our E-Discovery software and services and higher processing volumes related to complex national and international mega matters, including anti-trust, so called second request cases, foreign corrupt practices act investigations and pharmaceutical and healthcare litigation.

Our competitive advantage – excuse me – position is benefiting, as we mentioned before, from the ability of Ringtail to scale for high volume matters, our multilingual capabilities, vertical market knowledge, expertise, our critical mass and our global platform. Notably, we have special expertise in areas like pharmaceuticals, hedge funds, and private equity.

Margins increased substantially from 37.9% last year to 41.5%, reflecting a greater proportion of software and processing fees in the revenue mix. That increase – that revenue increasingly provides us with an attractive, scalable, more annuity-type revenue stream.

With regards to corporate finance restructuring, it also had a very good quarter, due to an accelerating pace of work related to the issues that we’re all reading about in the global credit markets. As we had jokingly said on our road shows and on the one-on-ones that we’ve had with many of you, it’s become time to stop explaining away the quarter after quarter great performance of this group and to recognize that there is something going on.

Revenues increased 24% to just under $63 million, while EBITDA rose 47.5% to $17.7 million. We continue to be busy in the automotive sector and are seeing increased amount of work in the areas driven by the impact of the sub prime lending implosion, such as housing and mortgage

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

related markets. The London based European restructuring practice, many of whom we had dinner with last night, started the second quarter with several cases and are really beginning to gain traction most notably with two significant engagements form U.K.-based global banks.

Most interestingly, the segment’s healthcare practice has really caught fire. Our unique offering combining our traditional strength in the turnaround business with a growing expertise in process and performance improvement resulted in the opening of 35 new cases during the period.

Finally our transaction advisory support group continues to perform exceptionally well globally with private equity sponsors, including work with the management of Chrysler in a number of post-acquisition projects. As you know, we believe that being part of the largest matters that shape the global landscape is the true measure of our success, and we are very proud to be part of that team.

FD, our strategic communications segment, reported another strong quarter since joining us a year ago, with revenue of $45.1 million and EBITDA of $11.8 million, for an EBITDA margin of 26.1%. The U.K. business had outstanding growth driven by strong capital markets and M&A activity and was, again, cited as the number one European M&A communication firm and transaction volume according to the merger market lead tables. The U.S. had a strong performance with significant growth in both retained clients and projects.

Also, notable for the segment was the increased momentum in its newer markets in Asia and the Gulf, which began to contribute meaningfully to overall results, as well as very good performances, again, as we’ve come to expect from Germany and France.

While not reflected in the third quarter, in early October, FD made an additional acquisition of Chicago-based Ashton Partners, combining two of the leading financial communications firms in the U.S. and giving us, we believe, a significant advantage in the marketplace.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Economic consulting put in another great performance in the third quarter. Revenue in that segment rose 33% to $46 million from $34.6 million a year earlier. Economic consulting is active in anti-trust and anti-competitive engagements in both the U.S. and Europe, major securities litigation work, and new engagements in our new – in our network strategies industries practice. All were present in the third quarter.

Again interestingly, energy and its many permutations of the impact of higher prices and concerns with going green are significant opportunities for this segment going forward. And for those of you who have been watching the M&A area, we have seen an up-tick in strategic M&A, following a little bit of the retrenchment of private equity sponsors at the present time, so that we’ve seen an up-tick in strategic acquirers looking to acquire other businesses from the corporate standpoint, which is exactly the sweet spot of this segment, because those are the ones that require Hart-Scott-Rodino and Justice Department and Economic Union approval.

In forensic and litigation consulting, revenues increased about 17% year-over-year to $54.6 million. A solid performance, especially when measured against the tough comp last year when we were active with a lot of options backdating cases and the after effects of a major high-profile hedge fund meltdown.

Highlights in the segment were the performance of our specialty investigations practice from around the world with our International Risk practice and Holder and the other areas that we have that we’ve now expanded out on a global basis. We – they benefited from the acquisition of Holder International. And also, interestingly, Brower, Kriz and Stynchcomb, our construction practice, was very strong in the quarter, and that’s a practice that we’re dedicated to significantly expanding in the near future, especially given our increasingly global footprint.

EBITDA in the segment was $14.5 million up from $13.4 million last year. As you know, margins and FLC have been somewhat impacted by the cost of the introduction of our SMD retention

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

program in that segment. It was the last of our segments to institute the program, which happened last year. However, I would remind you that the cost of that program are significantly front-end loaded. Margins did increase since the second quarter, and we’re very optimistic on the prospects of this segment.

I’m a big believer that issues like the Foreign Corrupt Practices Act, where so far in 2007, the Justice Department has prosecuted 67 cases and instituted 60 new other investigations will be the next big thing. I would also remind you that since 2005, this division has seen its number of new case openings double from levels in 2005, which, I think, is an interesting comment on the market share and the increase on brand recognition that it’s enjoying.

Finally, I’d like to talk a little bit about our guidance. As we look forward into the quarter, the first thing is that we believe that our momentum is very, very strong going into the quarter. As we stated in our press release, we believe that revenue and EBITDA and diluted earnings per share for the fourth quarter will exceed the third quarter. We believe that revenue and EBITDA for 2007 will exceed the high end of our previous guidance, and we, for purposes of modeling and consideration, we believe the fully diluted shares for the quarter will be about 51 million for the quarter and about 46 million on a total basis for the year. And we believe that our diluted earnings per share for 2007, for the full period, will be within our previously announced guidance, despite the fact that since the time that we originally gave that guidance, we’ve had about a 17.5% increase in the number of shares outstanding due to the stock offering that we did in October and also due to the effect of our stock price, which, thankfully, for all of us, has increased very attractively over the period.

In conclusion, the third quarter marked another period of outstanding performance and execution for us. Driven by the quality of our people, the breadth of our service offerings, and our position as the company clients turn to when issues effecting enterprise value are on the line, we continue to grow and invest for the future while recording financial performance that continues to improve.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Going forward, the drivers of the business remain robust and we cannot be more energized about the prospects of the opportunities we have to leverage this position in the market and take FTI to the next level.

With that, I’d like to open it up to questions.

Operator: Thank you. As a reminder, star one for questions. We’ll take our first question from Arnie Ursaner with CJS Securities.

Fred Bonacore: Good morning. This is actually [Fred Bonacore] on behalf of Arnie. I just wanted to ask, a couple of years ago, you articulated the goal of reaching $1 billion revenues. And as you’re approaching that goal now, do you think you have the components in place in terms of your team, your ability to finance growth and find accretive acquisitions to actually reach a $2 billion goal? And do you think you could put a timeframe around that?

Jack Dunn: Well, as we’ve said, many times, we tend to look at our business in five-year increments, and believe that the dynamics are there if we execute and we have the financing, et cetera, to be able between a nice combination of organic growth and our proven track record of acquisitions to try to double our business in that timeframe. That’s not a specific plan. It’s not a blueprint, yet. We try to, you know, as we’re in our budgeting process, we will be taking at look at both next year and the five years coming up, and it’s up to us to execute. But, we certainly have all of the tools. We have a great market out there. We have the capitalization of our recent offering and we are very optimistic about our future prospects.

Dennis Shaughnessy: If you – It’s Dennis. If you take the revenue basis you said that we expect to end with this year and you simply did an organic growth model for five years of 11.5% and then assume that we will buy about the same amount of acquired revenues that we did in this past five years that would give you the billion dollar increment.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

I think we’ve been very honest that we tried to spend up front of at least sort of the first phase of the growth, the first billion. But, I think we feel very confident that we put a lot of assets and resources in place, so that the foundation is strong enough to support the weight of a company that size. But most importantly, I think, one of the most valuable things that can be levered is the fact you have a very profitable captive direct channel of distribution now in 22 countries and the major financial centers of the world. And I think we’re going to be the beneficiary of a higher than 11.5% growth rate driven by the development and the application of new services that we provide and our existing services across that platform.

Fred Bonacore: Great. Thank you very much, guys.

Operator: Next, we’ll go Jim Janesky with Stifel Nicolaus.

Jim Janesky: Yes. Good morning. Couple of questions. When you look at EBITDA margins in the fourth quarter, do you expect that they’re going to go up as well or – and then around that question, when do you con—when do you expect the investments that you’ve been making to start to tail off?

Jack Dunn: Well, we — the first — let me answer the last one first. We don’t expect them to tail off. We think that we only buy businesses that can carry their own wait up the hill with us before they even join us and that we’d help accelerate that. So, we don’t expect that performance to tail off.

Dennis Shaughnessy: Yes. Jim, I think you’ve got, for the most part, the acquisitions are out performing plan. And, I’d say, clearly, you know, if they get larger, you — you’re not going to see them tail off in the aggregate. You might see the growth rates back down a little bit, but we don’t anticipate that for a while.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

I think, as far as the margin question, I think, as we tried to talk at previous meetings and in previous calls the first quarter tends to be the quarter where we are most penalized by the structure of the business on margin. The fourth quarter tends to be a quarter where we see some advantage to the structure of the business, the – and that’s everything from success fees to the full utilization of the new summer recruits that we have and then – so I would say we would anticipate margin continuing to respond based on those cyclical drivers.

Jim Janesky: Okay. And, in relation to the question that Jack answered, I didn’t mean investments and acquisitions. I meant the investments in IT, branding, those sorts of investments. When do you expect those to start to trail off?

Jack Dunn: I’m not – I would expect, certainly in branding I hope it doesn’t tail off. I hope it becomes smaller as a percentage of the business as they start to pay for themselves. But, I would think you’ll see us — the platform we’ve built with some of the complicated matters now that were involved in, an example would be Foreign Corrupt Practices Act, where we will start to distinguish ourselves and be thought of in the same breath, perhaps, in those areas as the Big Four and other major competitors. I think we need to continue our investment in the branding. It’s been a very good thing for us and it’s what helps build a culture at our company. It helps what keeps people working at FTI. But, I would think you’d see them as a percentage go down because we’ll be doing more volume.

On IT stuff, I think, we probably have another six months of really getting the platform right and scalable for our going out throughout the rest of the world. I think the heavy lifting has been done. But, I think, for right now, you know, that should start to tail off as well. So, that’s the scenario on that.

Jim Janesky: Okay. And with respect to headcount, I don’t know what your internal plans were, but when I looked at my model in the third quarter, you did hire around 100 more people than I had

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

expected. Was I just low in that category or were you kind of taking advantage of some of the maybe turmoil at some of the other companies out there and got a little — and taking advantage of how rapidly you’re growing organically and hired more than you expected.

Jack Dunn: We actually – remember, we also did a couple of acquisitions in there in Hong Kong and –

Jim Janesky: Sure, True.

Jack Dunn: – in China and in Australia. And those would not be typically in our budgets for the year. So that would really account for the difference between your model, I think, and perhaps what happened.

Jim Janesky: Okay

Dennis Shaughnessy: Jim, I think in fair – it’s Dennis again. In fairness, we have been the beneficiary of a lot of talented people who have expressed an interest to come to FTI at a senior level. So, I think – I won’t attribute that to anything but their desires to associate with us. But, I think we, without a doubt, have continued to see a great interest in joining the firm, and are still, you know, in this quarter experiencing that interest.

Jim Janesky: Okay. Thanks

Jack Dunn: The headcount also increases as the demand for the services increase. When you take out the acquisitions and you look practice-by-practice, the one practice that we had originally budgeted was Corporate Finance. But as you can see by the results, we had to add bodies to that practice.

Jim Janesky: Sure. That makes sense. Then the last question is, is on acquisitions. When – over the last month, since you did your offering and you’re looking at various properties available out

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

there, I know that around the time of your offering, we talked about, you know, four broad categories doing acquisitions. And I’m wondering, have you tightened up that range at all or are you still looking at all four areas? Or is there one of those four areas that might stand out of where we could see an acquisition in the near term.

Jack Dunn: Well, I think – I think as we said on the road show, you’ll really see it across to areas. Number one, we have a significant list of what you might describe as tuck-in or just sort of muscle-building acquisitions on a geographical basis, as well as in industry domain. And I just think you’re going to see us continue to execute on those. The list grows larger every day. I mean one of the reasons we’re sitting in London is because of the opportunities that we have over here to grow a lot of our segments in Europe.

And, I think secondly, as we said, we have been presented with some very unique opportunities in the technology business, I think people are clearly recognizing the direction of the technology business, it’s unique mixture. And we have been approached by more and more opportunities that could be significant bolts on to the ring tail product suite that we think could strengthen our lead in this area and, you know, help us become an even more dominant player. So, I would say, certainly, without any given priority, I think the one, sort of the tuck ins or the muscle building it’s just a constant effort, and you’ll just see us continuing to do it.

I think, on the technology, clearly, we’re looking at a lot of interesting opportunities and, you know, I wouldn’t be shocked if we did something there. And then, again, we’re always looking for, as David Bannister likes to refer to it, the next leg on the stool, which would be the much larger strategic acquisitions and we’ll just have to see how that develops.

Jim Janesky: Okay. Thank you.

Operator: Our next question comes from Brandt Sakakeeny with Deutsche Bank.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Brandt Sakakeeny: Thank you. Good morning. A couple of questions for you. First, you mentioned, I think, Jack, the transition, potentially of buyers from sort of private equity to strategics. Are you changing your sales strategy at all to go after those strategics and is that part of the branding strategy? And how do you really get those guys to use your services?

Jack Dunn: The first line of attack is that we have the best people. And if you think about our economic consulting, where we have the top, literally the top players in anti-trust competition policy, they are sought out by the marketplace. There’s a small number of law firms and professionals that actually decide where that business is going to go. So we’re extremely positioned, well positioned for that and there’s nothing different we have to do.

The — in the economic consulting, the thing that had been interesting there was that there were starting to be a number of the private equity buyers who were buying one portfolio company with another portfolio company. So, we’re starting to see a little bit of them also having to use the economic people. But, it’s by far better when the strategic buyers are very active. And we’re built for that.

Brandt Sakakeeny: Okay. Great. And then I know it’s early on the branding strategy. But any early signs that, you know, enhancing your brand visibility? Or have you seen any sort of concrete benefits of the strategy as of yet?

Dennis Shaughnessy: I think — Brandt, this is Dennis. I think we have. In other words, I think we’ve definitely raised the visibility in a lot of the key intermediaries. I think we’re — there might have been pockets and groups inside to the U.S. banking community, the private equity community that new us well, as well as the legal community. I think that’s being broadened and deepened as we work hard on sponsoring. We’ll be a cosponsor this month of the large CEO-to-CEO conference down in Florida.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

So, I think, the more visibility we get with people who sit on multiple boards, the more visibility we get with their professional advisors, I think it has to – you know, it’s the old story of branding efforts. When you get a piece of business that appears to be related to the branding you always ask yourself, “Would I have gotten it anyway?” And often times, you know, you really can’t honestly answer one way or the other. But, I think, we’re getting better traction. I think we’re getting better visibility. And again, I think, you know, trying to stay very focused on it, I mean, it — we’re not a broad-based public impressions sell here. But I think if we stay focused on it, we anticipate that we’ll be significantly rewarded going forward.

Brandt Sakakeeny: Okay. Great. And just finally, on Ashton Partners. Can you just update us on maybe size and — or headcount and integration so far? And also, just in general, how the acquisition pipeline looks to you both domestically and overseas?

Jack Dunn: David?

David Bannister: Ashton Partners is a moderate-sized Chicago based firm with about 50 people. Literally, the thing, Brandt about working with them is they are very well known to the FD people. They were colleagues at a former firm before, so the — they had worked together extensively. They know each other well. They bring a good list of clients principally focused in the midwest, and on the west coast, but interestingly they have some very nice east coast clients, including one right down the street from us in Baltimore called Constellation Energy.

There really isn’t a complicated integration necessary there given the nature of the business. It also provides some additional leadership for us, particularly in the IR front. And I’m sorry, the second question was?

Brandt Sakakeeny: Great. Was just in terms of, in general, how does the acquisition pipeline look for you both domestically and overseas.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

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Jack Dunn: Brandt I would say it’s very good. One of the things that’s been — that we think we could be the beneficiary of is the fact that in — over the last two years or so, the other bidders for the sorts of company we’d be interested were often times private equity firms.

Recognize that when we are acquiring a firm, we’re really looking to partner with people and we want them to be part of our organization and to be very integral to it. And so the sorts of people who want to have those sorts of relationship oftentimes would be attracted to a private equity situation where they could continue to own and run their own business. So not only were we financially competing with those fellows, we’re philosophically competing with them. We think that they were very difficult deals to get done. Leveraging professional services firms has always been a challenge and so as that ability to pay premium prices in private equity firms dries up, we think we become more attractive.

We certainly have been visible in our acquisitions. We think the success of them, all of them that we’ve done over the last couple years, are performing ahead of plan and ahead of we have mutually developed as our plans. Really that that success allows folks to feel comfortable in coming here. Whenever we have someone we’re getting serious with, one of the things we really ask them to do is go talk to other people who have joined us and other practices that have joined us and to just sort of say, “what’s it really going to be like?” And we think that that technique has allowed folks to feel comfortable about becoming our partners here. So I’m optimistic that we’ll continue to have some folks who are interested in joining us.

Dennis Shaughnessy: As a follow up to your earlier question, Brandt, the — one of the things we’re seeing from the branding is we’ve actually gotten very positive feedback from potential targets who have either looked at the programs we’re sponsoring, looked at some of the media that we’re placing, looked at some of the materials that are out there. And I think it’s helped solidify in their mind the momentum that we’re serious about it, that we’re serious about building a bigger reach.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

And so we’ve been pleasantly surprised that they seem to be paying attention — as much attention to it as potential clients.

Brandt Sakakeeny: That’s great. Perfect. Thank you very much and good job on the quarter.

Jack Dunn: Thank you.

Dennis Shaughnessy: Thank you.

Operator: Our next question comes from Mark Bacurin from Robert W. Baird.

Mark Bacurin: Good morning. Couple questions.

Jack Dunn: Morning.

Mark Bacurin: On the economic consulting business, obviously you continued very strong utilization trends there. It looks like you added a few more resources there this quarter than in quarters past. So just I’m curious what that means for utilization as we kind of exit the year and move into 08. And then also just kind of where we stand in the economic cycle particularly with M&A activity presumably slowing, potentially, just curious what your thoughts are in terms of adding more resources to that business against the very strong utilization trends you’re seeing.

Jack Dunn: Well, the first thing is that, as we’ve mentioned a couple of times, they are sold out. Whether economic — or M&A activity would wane a little bit or not, we need all the people we can get right now.

Second thing is, as I mentioned, it’s not waning, it’s — we are seeing an uptick in a couple areas. One we’re seeing an uptick in strategic acquirers and looking at potential acquisitions because,

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

for a moment, the private equity participation in the box has been a little bit limited by the availability of capital. Second, we’re seeing energy prices drive certain people to look at consolidation as a strategy to try to combat the price of energy and then as a collateral issue in energy we’re seeing in terms of this tremendous movement towards green consideration, whether it’s nuclear, whether it’s more efficiency ((inaudible)) or whether it’s rate making in the ((inaudible)), we’re seeing a tremendous uptick in business there.

So, we think the outlook for the economic consulting business for at least the next 18 months, as far as our crystal ball goes, is very, very good. And we are absolutely in the market hiring. We also think that as you look at the headlines from around the world, that things like IP, things like anti-trust and things like approval of mergers and acquisitions with the enforcement by the economic union and really at the end of the day, ((inaudible)) practices act work is not driven just by the U.S., it’s driven by an international compact of regulatory bodies – are all geared towards leveling the playing field, making the large global companies have to be that much more conscious of making their presentations to those bodies.

So I think – I think you’re seeing our ability to expand both in the U.S., but more importantly globally is at a place where we’re look back a year from now and think that was — you know, it was unbelievable what the opportunity was.

Dennis Shaughnessy: Yes, I think the economists that work for us see not only an increased demand from strategic mergers versus those driven by a private equity, but they see an increase significantly both in Europe where we’re sitting now and over in the States, in potential regulatory intervention. I think you know, we could all debate you know, whether a change in administration to a different party would change the philosophy of enforcement of anti-trust, but I think normally change does bring change. And I think our people would anticipate that even if we saw deal markets slow down, they would see a significant pick up in regulatory business you know with their existing clients and with potential new clients.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

And then finally our network group which works with utilities and energy companies is just seeing an explosion of new business. Part of that’s driven by the potential of a $100-a-barrel-crude, obviously, but part of it is also driven by the need, you know to develop very sophisticated analysis as you start to look at and revisit the whole area of nuclear energy – you know the whole area of the greening of a lot of these energy companies. What are the costs? What are the political impacts to it? What has to be done in order to get you know the right data behind your position as you go forward and try to make some of these large capital expenditures or negotiate with regulators on you know sort of the tricky greening — re-greening of America.

Mark Bacurin: Great. That’s helpful. Thank you. On the FD acquisition, can you comment on the ongoing integration efforts of that property? And then also, I know one of the big opportunities there was obviously to leverage their extensive client base, particularly outside the U.S. and try to cross sell some of your core services. And can you give us any kind of examples of how that’s going?

Jack Dunn: Yes, I think we can. The — think part one of the certainly largest options backdating cases that we’re working on was a cross-referral. We have a number of opportunities where traditional FTI opportunities have found good opportunities for FD. I think in the U.S., if I provide sheer proximity, that probably ahead of where we are internationally. Our goal was in this first year, to make sure we got systems right, that we got, where we could, people involved in the same facilities and sharing leads. We have systematized that, the next thing to do is put the words in for that kind of thing. And then I think our goal is this, Dom DiNapoli is heading an internal group to look at our abilities to use that great footprint of FD to expand our other services worldwide.

So, you would not be surprised to see us look at expanding the construction practice, as I mentioned, that’s doing so well, into Western Europe and into Dubai and around the world. You would not be surprised to see us expand our economic consulting into Western Europe and the fact that we have a, you know, the foundation there with a great infrastructure from FD makes it

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

that much easier to do. That’s really part of the excitement as we look out to 2008 now, is our ability to really take advantage of that footprint.

Dennis Shaughnessy: Yes, FD tonight will have you know their kickoff holiday event. It will be attended by 1,200 people from both the U.K. and the continent that literally reside in every major investment bank, every major law firm, all the intermediaries that we do business with. And clearly it’s something that we have to continue to mine.

But on a practical side, I will tell you without disclosing the client, that we just received the day before yesterday, one of our largest investigation engagements of the year, is a European-based FD client, and they were integral in obtaining the relationship. So, I think we’re very optimistic as Jack said. Clearly it was easier to start doing the cross selling in the U.S., but I think we just have upside you know in the way we deploy it both here in Europe and over in Asia.

Mark Bacurin: That’s great. And then maybe just one final one on the technology business, obviously performing very well. Two-part question. As that business continues to scale and you see more driven also the licensing side, are we going to see a step-up in capital expenditures to support that particular business? And then, secondarily, that business, obviously some interesting value implications to your business. Any kind of thoughts longer term on strategy of how you might monetize that asset?

Dennis Shaughnessy: The capital in that business is predominate. We don’t — that’s not in the R&D side, it’s in the hosting side and it’s somewhat linear. As you — I think on a global basis right now, depending on how you calculate a translation of a gigabyte, how a page looks like, we’re somewhere around 700 million to a billion pages of electronic documents that we’re hosting.

The capital spends there in two areas; one is in building out a network operating center. Clearly we already have those in the states. As we had told you in the beginning of the year, we had

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

finished the one over here in (Redditch) outside of London and that is now performing beautifully for us. And I think we would anticipate a third one in Asia, so we would have three locations trying to straddle sort of the basic time zones for support.

The main capital spend with the exception of those hiccups, would be just adding servers. And they are purchased really on behalf of the client. They’re amortized over the life of the contract. And that would be the bulk of the spend. So I think it’s directly driven by the hosting requirements that we would have, which is a good thing. And it’s not really driven on sort of a fixed basis, spending on R&D or facilities or things like that.

Mark Bacurin: Great. And then the strategic side — (inaudible)

Jack Dunn: Well, I think –

Mark Bacurin: — in terms of long-term value?

Dennis Shaughnessy: I think we recognize, I think that this is an exceptional performance over the last five years in this division. In a market that when you read the industry analysis of the potential growth of the marketplace, every time you read a new one, they tend to double the potential size of the market.

While in responding to the branding questions before, we’d love to think branding is helping us here. This is a demand-pull market. Without a doubt, our position on an expertise basis fits nicely into what is just an explosive demand for these services, not only here, but around the world. I would say some of the largest engagements that we’re getting in this division right now, are not in the States. They are driven by relationships in Europe, and a lot of the work is actually being done in the Middle East and in Asia.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

So, we are without a doubt the beneficiary of an exploding market. It’s being reflected in the growth of the segment, in spite of developing you know fairly large numbers. And, clearly, we’re the beneficiary of margins that tend to develop once you get some maturity in these.

So, how that value is articulated down the road, I think it’s nice to have options and I think we clearly understand the optionality here and I think we’ll continue to look at it.

Mark Bacurin: Great. Thank you.

Operator: Our next question comes from Andrew Fones with UBS.

Andrew Fones: Yes. Hi. First could I just ask what international revenue is now as a percentage of the total?

Jack Dunn: Yes, we think it’s about 17% or so.

Andrew Fones: Okay. Thanks. And then on the technology business you seem – are you seeing more opportunities there or do you — are you having a higher win rate? And, if so, what’s differentiating your product that’s enabling you to close more contracts? And then, second question on technology, can you kind of give a sense of the balance of growth there between the U.S. and (inaudible) practice in the U.K.? Thanks.

Jack Dunn: The first part of the question I think was about our competitive advantages. We are seeing market penetration. We are seeing great growth. There are a couple of drivers there. One is in some of the large cases, some of the ones that have tremendous scale to them like the so-called second request cases in the Justice Department, we are one of the few that can bring both the bodies and the technology to bear that can scale up to those kind of things, which require enormous productions of documents within a very short period of time.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Second thing as we’ve mentioned before is the fact that we have a global footprint. The fact that we have a facility not 20 miles away from where we are here in London. The fact that we are able to scale up with you know, temporary facilities where we needs be, whether it’s in the Mid East or the Far East, again gives us a competitive advantage on some of the multinational cases and many of the large world law firms both the Magic Circle here in London and in the U.S., take us with them when they go abroad to do those kinds of investigations.

So from hard work standpoint, from the fact that our technological products, our R&D has developed into products which really the state-of-the-art at the moment and from the sheer scale of the business we have, that’s a real competitive advantage. And that will continue to be a gift that keeps on giving.

With respect to the amount of work that we’re seeing outside the U.S., it’s – we don’t necessarily scale it that way because again, much of the work as part of the multinational or an international investigation so it’s hard to tell – to tell – define out exactly which is which. But I would say if you look at again, almost like our – a microcosm of our total footprint, if you looked at 17% or so of that work as being outside the U.S., you wouldn’t be far off, but remembering that individual projects at any quarter can spike into being huge things that might – you know for the moment, may – have a lot of your business coming from the Middle East on something, a lot of it coming from an investigation that might be in the Far East, that kind of thing. So, it’s a little bit harder to define that down exactly.

Dennis Shaughnessy: Yes, Andrew, it’s Dennis. Our clients are Global 1,000 size business and so to a certain extent, it could be a law firm representing them here, a Magic Circle law firm. But there also could be a client of ours in the U.S. So it’s somewhat blurred. I think we’re seeing a significant increase in the amount of business that we’re actually performing the work offshore. You can always debate whether it’s a corporate buy in the States or a local buy by one of their regional geographic divisions. But without a doubt, the offshore business is increasing.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

I think one other big advantage which we shouldn’t lose fact is we have great technology ringtail, is a scalable platform. It is the only platform I think that has the strength of the language capabilities, I mean, it’s searches in Mandarin. It searches in Cantonese. It searches in Japanese. it searches in Arabic, English, Russian, you name it. I think the real strength though is the mixture and the domain expertise that our people have in how to use the technology. You know, how to apply it to the investigative world, how to apply it to document production either on a large M&A transaction or elsewhere and I think that’s the secret sauce. I think as good as the technology is, it’s really the way the people execute with it around the world and I think that’s why we’re benefiting from it.

Andrew Fones: Thanks. And then on the corporate finance business, you noted that you’ve seen an increase in the housing market issue seeping into other areas. Can you highlight some of these areas where you seen increased demand? And also, perhaps, within that, touch on traction you’ve seen from some of your recent hires in London. Thanks.

Jack Dunn: Sure. The – first of all as we’ve mentioned on a sector basis, automotive continues to be strong and we are seeing a lot of work driven by the crisis in the sub-prime lending. Probably I think, seven or eight new home building cases private companies in the last quarter or so – probably in the last several weeks.

That’s starting to tip over into retail where that’s kind of always the first thing and you’re not seeing any major retailers, but you’re seeing it in what we call middle market situations which might be situations with debt anywhere from $50 million to $500 million, maybe even up to a billion dollars. So, we’re seeing definite activity or spill over effect there.

What you’re also seeing is tighter credit conventions by the lenders – by specifically the banks who are tightening up both on new loans so that if you have a transaction that’s in some state of flux or before you’ve been under a period of grace with your lender or you had more money put in by party because money was fairly loose. We’re seeing that now equate into cases for us where before it was missed

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

opportunities. So I – it’s just – the encouraging thing for our business, but not for the economy, is that it’s very broad based at this point, we’re seeing it start to slip into all the sectors.

Dom, did you have a thought?

Dom DiNapoli: Well, not related to the credit crunch, but the healthcare practice is also doing very nicely. We had a great third quarter and we expect that to continue.

Jack Dunn: And that’s really not related so much to the economy as it is again, to our domain expertise where there isn’t a hospital in America that isn’t looking for process improvement. With regard to the U.K., our folks who joined us, have just ended their euphemistic garden leave, have hit the ground running. We have four or five new matter including two major matters by – from you know, global banks that are headquartered here in London and it’s not unexpected that these guys who are a premiere practice with one of the big core firms, have now you know reentered the market and are doing very, very well.

Dennis Shaughnessy: Yes. We were extremely encouraged by our selection of this team when literally days after their non-compete ended with the accounting firm they came from, they were awarded the two cases that Jack eluded to earlier.

Operator: Your next question comes from Dan Suzuki with Merrill Lynch.

Dan Suzuki: Yes. Good morning.

Jack Dunn: Hi, Dan.

Dennis Shaughnessy: Good morning.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Dan Suzuki: Just a couple question for you just on the technology business. You mentioned that part of the reason for the good margins was a mix issue. Can you help us get an understanding if you were to break out the two, the consulting versus the software licensing and processing, how those margins compare?

Unidentified Company Representative: Well it’s – we can go through the margins at a high level. But the interesting fact, and it’s something that we are trying to drive is that roughly 55% of that business came from the non-hourly consulting type business, but rather to the processing business, which has a much higher margin than the hourly business.

Dan Suzuki: Okay. But no sense in terms of the relative profitability?

Jack Dunn: Well, I think – well, profitability you’re looking at typical media margins in software and you’re looking at industry hosting margins and you know, we tend to run to consulting groups as having you know after everything loaded about a 25 on the low side, 30 on the high side margin. So, I think the key trend is we’re – we’ll approach at the end of the year, probably about a 60% to 65% licensing/hosting group of revenues versus 30% to 35% in classic consulting. So, it – each year that goes by in all honesty, given the repetitive nature of the technology fees, you should see that expand a little bit and broaden.

Dan Suzuki: Okay. And then on the FLC group. I think, if I – if I’m doing my math right, looks like you’re – you will probably come in for the year below or near the low end of your previous guidance range. Just wondering if you could talk a little bit about what you’re seeing in the market and if there are any pockets of softness.

Unidentified Company Representative: Well, I think we mentioned this on the last call and I’m sure you’ve heard many of our competitors, you know mention that there has been a wind-down in the options backdating case. We’re not immune to that. However, we were able to quickly start

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

ramping up in the Foreign Corrupt Practice Act cases, which, actually are much larger in size on average than an options backdating case.

So, while we don’t have the mega pharmaceutical cases that we had or the insurance cases that we had last year, we are seeing a lot of activity across the board in the more middle-market cases. Not as large individually as fees, so they’re a little bit more challenging to staff and keep our utilization at the level that we’ve kept them at historically. But, you know that said, they’re still extremely profitable and while they’re at the lower end of our estimate, the practices have performed very nicely and in the third quarter, we expect that to continue.

Jack Dunn: Yes, I think, Dan, we are starting to see the beginning of some larger engagements especially in the investigative side of the business, in some hedge fund potential work as well as what Dom, we clearly are becoming busy with Foreign Corrupt Practices, and some these can be very, very big engagements. So, we’re starting to see the larger ones come in. They’ll have some degree of impact in the fourth quarter, but I think we’ll feel the impact more next year.

Dan Suzuki: So if I were – to clarify, I guess maybe the options work has wound down a bit more rapidly than you guys had expected in your guidance and then if you were to compare you know the revenues that you’re getting from the Foreign Corrupt Practices Act, versus relative to the options work you did last year, any sense as to the magnitude, relative magnitude?

Jack Dunn: It’s not the way we look at the business. What we look at is a core business of a certain size. And when you have the – spate of something like options backdating or like the finite reinsurance of a couple years ago, it tends to spike that marketplace. Interesting a one-off situation like the large hedge fund last year, can also do the same thing.

I think what we’re looking, is a solidly building base of business, a solidly building market share. I don’t know that options backdating burned off any faster than we thought.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

We thought there might be a few more of the cases culminating in an extensive litigation as opposed to just a closing of the file. But I think what you’re seeing is a – is a business that as we’ve said, if you look at it over a five year span, is chopping wood and carrying water. It’s a one where you reinvest the money and it ought to be able to grow with its market at, at least 7% or 8% a year, no matter what the economy, and, hopefully, because of the momentum we have, we’ll continue to grow it a little bit faster as we have over the last couple quarters.

Dan Suzuki: Understood. Last question. On success fees, any – can you talk a little bit about how, you know, the magnitude of success fees you saw in the third quarter and how they’re looking for the fourth quarter?

Dennis Shaughnessy: You know, we don’t break those out normally. I mean, we did have success fees in the second quarter – third quarter. It wasn’t – it wasn’t that material. We tend to get more of them in the fourth quarter. We will get some, but again, I think they’re baked into you know our guidance, they’re baked into you know our assessment that will obviously beat the – or outperform the higher end in EBITDA and I think part of that is why the margin tends to go up as I said earlier in the fourth quarter because you have the impact of success fees. But we tend not to try to quantify them, break them out.

Dan Suzuki: Okay. So basically in line with typical fourth quarter, a ramp up in success fees. Nothing -

Dennis Shaughnessy: I think that’s a fair – fair statement.

Dan Suzuki: Okay. Thanks guys.

Operator: We have a question from Chris Agnew with Goldman Sachs.

Chris Agnew: First of all, can you talk to the organic growth rates in the different businesses?

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Jack Dunn: Well, the organic growth rate in technology would be all of it. The – again, in restructuring, I think that’s just about all of it. That’s stuff we put together. In e-con, I think there were –.

Unidentified Company Representative: All.

Jack Dunn: — all of it. In FLC what we’ve had is we have the – we have invested in the international investigation practice and also in the construction practice, so there you would have more of an impact of the – of the – of some acquisition growth. And then in our model, because we don’t include things that were acquire within the year, we would include all of FD and strategic communications as non-organic.

Chris Agnew: Okay. And within the technology business, you talk about deep vertical experience in pharma, hedge funds and private equity. What other verticals are you targeting in particular?

Jack Dunn: You know I think that we’re – we – certainly what I would claim as an expertise would be the fact on these second request cases before the Justice Department in terms of merger/acquisition analysis, I think we’re – I think we’re leading the way there. I think – it’s hard to call it a vertical expertise, but I think in terms of navigating the waters, in terms of international aspects, where you have documents considered as intellectual property – or intellectual capital around the world and how you navigate that and how you can transfer it back and forth and the different rules, I think we really are an expert there.

And then, as I mentioned, we were, because of the great people that we’ve put together in that group, we truly have the people who are the brain power – the thought leaders there so that when you have the new federal rules which we helped beyond panels and task forces to put them together, I think kind of on the technical aspects of how to respond to subpoenas, how to – if you’re a major corporation – how to set up your department, how to set up your legal department or your concerns with electronic evidence, I think that’s a real area of expertise for us as well.

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

Chris Agnew: Okay. And finally, can you talk about your — how shall we think about the tax rate going forward, looking out at 2008?

Dennis Shaughnessy: I think it’ll be 40, 40% and it should stay right around that rate.

Chris Agnew: Okay.

Unidentified Company Representative: Also, I would be remiss if I didn’t mention thinking about the domain expertise and I don’t mean to take it for granted. But in addition to pharma, we really have an expertise in terms of disbursements of large settlements, things like that. It — really it’s database work and all that, but we’re very good. We’re looked at by several federal agencies either being the monitor on how they disburse funds or look at monitoring situations. And that’s very much a software and programming issue.

And then also, the distribution of some of these large funds that follow litigation, where the SEC will get a disgorgement or something like that. We are again looked to to be the technological leader on how to you know not only do the programs to show how they would be divided up, but also how they — the mechanics of actually getting them into people’s hands.

So, in the medical area, disgorgements, high finance litigation, that — those would be areas for us that we’re looked to as a leader.

Chris Agnew: Great. Thank you very much.

Operator: We’ll go next to Tobey Sommer with SunTrust Robinson Humphrey.

Tobey Sommer: Thank you. I had a question about the people in your business. Could you comment on what the attrition rate has been and then given the fact that more and more of your revenue is

FTI CONSULTING

Moderator: Gordon McCoun

11-01-07/9:00 a.m. ET

Confirmation # 4401427

coming from abroad, I was wondering if you could comment on any formal plans you’re developing to create career paths for your younger professionals and maybe systemically keep the attrition rate at the low levels you’ve enjoyed in recent quarters?

Jack Dunn: Yes, I think you know, we’re just coming through the quarter where we have our highest attrition rate because of younger people going back to graduate school, so if you analyze – I mean, you annualized the attrition rate, it would be about 18% right now, but with the caveat that the fourth quarter is always our lowest you know, attrit rate you know given that you know, clearly people have to be here to get their bonuses and I guess some of the logic on a negative basis, is that you know you’re there for nine months, you want to stay the other three.

So most likely I think we would – we would guess that we’re going to end up about where we’ve experienced at about a 15%, 16% level, but it does spike in the third quarter and clearly, you know, to be honest if you annualized our numbers right now, it’d be closer to 18%.

Toby, it’s a good question. It’s time that we’re spending over here right now. Dom just came out of a meeting that I was in for a minute, where that was the focus of the meeting, of, you know, how do you develop, continue to develop our culture, continue to develop the opportunity for the younger people. And I think you know, we have plans for that. We’re looking at restructuring our whole HR function on a worldwide basis to facilitate the development of cross training, development of different career opportunities and we intend on doing it. I think that’s the way we keep young people in this day-and-age. You continue to train them. You continue to make them more valuable. And you continue to put them in a position where they can have fun.

And so I think we have to capitalize on the fact that we have a unique position to offer a lot of interesting postings to people in a lot of hot, exciting areas, work — working on you know, very cool projects. So, I think it’s the absolute jugular question for us is, how do we keep this utilization low — I’m sorry — the turnover low. And more importantly, it’s how do we keep

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attracting the best people. We’ll keep attracting the best people if they see the people here having a good time, having good opportunities of being developed.

Unidentified Company Representative: Yes. The things that we’ve done that have been successful in that vein in the U.S., travel well around the world. I mean, they want to be in the best jobs, working with people that are nice to work with, they want to learn and they want to be paid at least the market comp with some opportunity for large homeruns if they really add value. And we’ve learned that as a formula that really works. And that’s pretty much a global formula.

Tobey Sommer: Thank you very much.

Operator: Thank you. Our next question comes from Bill Sutherland with Boenning and Scattergood.

Bill Sutherland: Hey, everybody.

Jack Dunn: Hi, Bill.

Bill Sutherland: I look at my screen and you’re about the only green ticker in a sea of red, so job well done.

Jack Dunn: Thank you.

Bill Sutherland: The — a couple of little ones. The — what is the growth rate at FD as we complete Q3? Just so we have a sense of what to expect going forward there?

Jack Dunn: As we had kind of indicated, it’s about 20%. That’s what we had targeted, that or a little less, and they’re a little bit ahead of plan.

FTI CONSULTING

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Bill Sutherland: Okay. And —

Jack Dunn: And that’s coming off an exceptional year last year, so we’re very pleased with that.

Bill Sutherland: Um-hmm. Well, on the whole growth question, Jack, it’s interesting. Just looking at the momentum you’ve got almost across the board, what would you want the street to kind of be thinking as they extrapolate, you know, the year ahead and start to take a stab at the year beyond as far as, in aggregate, you know, what you can do? I mean it’s – I’m hard pressed to imagine, just given the market backdrop, north of 20, although I recognize the differences in your model from some of the others in the peer group. But what would you – how would you sort of lead people on that thought?

Jack Dunn: Well, as Dennis outlined a little bit earlier, we think of the business in five-year chunks, and we really believe that that 12% to 15% organic growth that we’ve delivered year-after-year is our target for organic. That includes reinvesting some money in new hires and that kind of thing. And then we will with our – with the war chest we’ve put together, we would anticipate acquiring on top of that. So we’re – we think that’s the mission that our shareholders have given us and that our board has bought into, and that’s what we’re going to go out and pursue to the best of our ability.

Dennis Shaughnessy: Yes, I think that, without a doubt, part of it is simply the change in the world. And we’re being surprised on the upside and maybe that will continue as we look at some markets and think, gee, there’ll be slower traction, at this market. And all of a sudden, boom. It takes really one or two engagements to then turn the herd mentality loose and the whole market wants it and we’re there. And we have thought leadership, and so we’re being a big beneficiary of it.

FTI CONSULTING

Moderator: Gordon McCoun

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And I think you’re going to see that continue as we all move to a virtual integrated informational platform to where everything moves so quickly, everything is shared across the time zones and the continents almost instantaneously. And, you know, I woke up this morning in London and you’re looking at CNBC here and you’re watching all the news coming out of Asia in the morning and when we go back to the hotel room tonight we’ll be watching, obviously, it live you know, at the end of the day in the U.S.

And I think a lot of that is going to drive our growth. I think the deployment of capital around the world through the actual investment, nurturing and harvesting just offers us a tremendous amount of opportunity to interface with that capital. And as people get more sophisticated, as the rules tend to get a little more commonality to them, then the solutions apply across the whole platform.

So I mean I think while we’re not afraid to say we’ll model the billion dollars at about 11% to 12% compounded growth rate, I think you would have a bunch of very disappointed people here if we didn’t exceed that –

Bill Sutherland: Um-hmm.

Dennis Shaughnessy: — given the growth that we see in the developing world and the fact we’ll be comping such lower numbers there, that it really should be, you know, somewhat offsetting to the fact that we’re getting pretty big in –

Bill Sutherland: Yes.

Dennis Shaughnessy: — North America.

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Moderator: Gordon McCoun

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Bill Sutherland: Yes. Just a couple of real small ones because we’re running long. The, what is the size of the spend that you’ve done in IT and I guess in branding? I mean, I know it’s a little, it’s a little ahead of a normalized level, I guess?

Jack Dunn: Well, we have — in branding we have the good fortune to not only have our team in Chicago and New York but also FD, which was — that’s their forte. So we’re taking advantage of a huge capacity there to—I think if you look altogether, we probably have a team of somewhere around 10 people at any given time that are looking at branding. And obviously our cost of that is not like if we were going outside the firm.

Bill Sutherland: Um-hmm.

Jack Dunn: In terms of IT, if you’re talking about our internal management information systems and things like that, what would you say, Jorge, maybe 20, 25 people, something like that?

Jorge Celaya: Yes. And it’s as you ramp up Bill, as you know, you have to put a bit more of the resource up front. But it’s been quite an investment. It’s ongoing. It’s been here in the third quarter inclusive. I think on the IT side in terms of communications, I think it’s going to expand a little bit as we continue to expand internationally, but it’s not — it’s not going to be humongous leaps going forward.

Bill Sutherland: So I guess maybe I just misunderstood the opening comment from Jack. I had the sense that it was running at a significantly higher rate at the moment. But that’s — it’s just a little higher I guess is the point.

Dennis Shaughnessy: I think you’ll see, again, I think, without a doubt the spend on the branding’s is running at a higher rate than we’ve experienced. And if we can continue to grow our margins, I would expect you would see that rate continue for the foreseeable future –

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Bill Sutherland: Um-hmm.

Dennis Shaughnessy: — because we think — we think that spend is critical in this sort of global rollout. I think the IT, without a doubt, is scalable. I think the one sort of wildcard is if and when we build a NOC in Asia, they’re not cheap.

Bill Sutherland: Um-hmm.

Dennis Shaughnessy: They’re one-off type of expenses. And it really is demand-driven. A lot of it is demand driven by these privacy requirements in the way we have to manage sensitive electronic data. And like we’re doing a lot of work in Asia right now in IP disputes, which requires us to host, you know, and sort of often times both sides have a lot of data. Well they don’t like it shipped around even though it’s coming into London. So it stays out of the reach of U.S. civil subpoenas. There’s no doubt the clients are saying, you know, we’d rather see it hosted here in a time zone that’s, you know, in the same with us. So that would be a wild card, but I think short of that, you know, I think you’ll see the normal constant spend. But I agree with Jack, I would expect you would see the spend as a percentage of revenues decline.

Jack Dunn: Yes. Well I want to be clear. I think every dollar we spend on that is great, and I think it’s why we’re having some of the success we’re having. So I would like to see the absolute dollars not go down, but because they’re effectively spent, for them to become smaller as a percentage of our overall revenue.

Bill Sutherland: Understood.

Unidentified Company Representative: And historically, we’ve probably under spent …

Unidentified Company Representative: Oh yes.

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Unidentified Company Representative: — on corporate branding in particular.

Bill Sutherland: Um-hmm.

Unidentified Company Representative: And now with FD working closely with us, we can really place our bets, bigger bets, in more effective places. And we’ve had some great opportunities this year and we expect to see the benefits continue from those opportunities.

Bill Sutherland: Right, Right. Then real quick, last question. Economic consulting utilization continues to run at remarkable levels. What do you think going forward there? Thank you.

Dennis Shaughnessy: They are really busy. They have a tremendous backlog and they’re running at very high levels. I think they are hiring, they are looking for more people. They are looking to buy capacity. It’s just a tremendous demand for their services. So I — we don’t see it in the intermediate term slowing down.

Jack Dunn: Bill, the good thing to think about there is they’re not unhappy with those levels. So it’s not a question of they’re overworked. They’re doing great work. But it’s a question of in that kind of market, we can put more people to work. That’s — so it’s not a question of burning out people. These people love what they do and it’s engaging and challenging and they’re very happy doing it.

Dennis Shaughnessy: Yes. And Bill, it’s just — it’s a good question from one point of view of understanding their workflow. They are probably the group that travels less to the clients. So they’re doing an awful lot of their work, their research, their model building from whatever offices they’re located in. So if you think, if you don’t have travel time, if you don’t have that interference, you know, 87% utilization for someone is not all that bad. You’re not killing the person, and clearly, he can surge more off of that if he doesn’t

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have the inconvenience of having to go back and forth to service the clients. So now the top people travel, top people testify, but a lot of the support we are getting this heavy utilization out of, you know, pretty much is at one location. And so it’s a lot easier for them to step up the hours.

Bill Sutherland: Great. Thanks, everybody.

Operator: Our next question comes from Scott Schneeberger wit CIBC World Markets.

Scott Schneeberger: Thanks. Congratulations on the strong quarter.

Dennis Shaughnessy: Thank you.

Jack Dunn: Thank you, Scott.

Scott Schneeberger: You’re welcome. I guess the first question I have is in the corporate finance restructuring area, you know, that’s obviously been ramping up nicely the last few quarters, where do you see peak margins this go around in that area?

Jack Dunn: Yes, I don’t, you know, we don’t think of it in terms of peak margins because you can have, you know, the incredible period that you had in 2001 and 2002 where they were off the charts. You know, we like to see businesses that can be in that, as we’ve always said, plus or minus 30% EBITDA margin area for us. And we think when we look at our businesses, the first thing we try to figure out is why shouldn’t they be that. So I think beyond that, you know, you have pools that kick in and bonuses and things, so I think that’s a nice place for us to think about being. Thirty to 35 as a peak would certainly be good.

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Unidentified Company Representative: And it’s clearly a function of the mix of the types of work. The more restructuring and bankruptcy work, the higher the margins are in those businesses. And to the extent utilization levels, you know, creep up, you know, in the ‘80s, the mid ‘80s to the ‘90s, well that’s certainly also drives incremental margin.

Jack Dunn: Yes. I think historically it’s fair to say of our time and materials, this pure time and materials business, it does have the potential to be the highest margin. It always has because in the large projects the leverage is just, you know, by order of magnitude and per force is the largest.

Scott Schneeberger: Great. Thanks so much. Switching gears a little bit, looking at FLC, and we touched on that a little bit in an earlier question, but just on size and what you’re seeing in the pipeline, but we’ve heard some softness out of, you know, some competitors in that area as well. You had talked about ramping some pricing to cover for the SMB program in opening Mexico. How do you think, you know, looking at the competitive environment, are you going to be able to get that pricing through? Thanks.

Jack Dunn: Well what we said was that, you know, on, think about our retention program. We started instituting that about two and a half years ago, so as we go through the different segments, typically you have 20 to 30 people that would go into the program, and that’s your kind of the big, the bubble going through the snack if you will. And then after that, it may be a couple of people a year or something like that. So in terms of additional cost, that’s why we’re saying that’s kind of impacting them this year as that business continues to grow at its 10% or 11% or even greater. That will be ameliorated as a percentage and we’ll start to get back to the historical margins that we’ve enjoyed in that business.

We would have expected it frankly to be a little bit faster than it’s been, but it will get there. That is the one business, as I say, that is, you know, it’s a part of $100 billion industry in the United States and that doesn’t include settlements. That’s fees paid to law firms and to firms like ours

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and to, you know, the document management firms and all that. So, and it’s growing at about seven % a year, so that’s one that, you know, that you can bank on.

Dennis Shaughnessy: Yes, I think we shouldn’t lose fact on them. I mean they’re busy. They had 77% utilization for, you know, the quarter. Now we use – I know everybody uses different, you know, denominators, but we use the 2,032 hour year, and I think that, as Jack said, we doubled, you know, in two years the amount of engagements that we’re managing. And without a doubt we’re seeing larger engagements come through, especially in some specialty investigation work and foreign crop practice. So I think we’re even seeing that build.

But I think they’ve stayed very busy. You know, they’re up a significant, you know, percentage. The penalty to, you know, EBITDA, it is really a function of us deciding to put them in the program this past year, and I view that as building long-term enterprise value because it’s worked extremely successfully for us in the other divisions.

So I think while, if you compare them to some of the other numbers, you go, oh what’s wrong, they’re not doing that badly at all. They’ve got double digit growth. They’re expanding their margin now sequentially quarter-to-quarter as they start to digest the impact of that EBITDA, you know, expense. And, you know, I think we’re looking for them to have a good solid year again next year. I don’t know what you’re hearing from the competitors, but I think these guys in the last quarter certainly have been busy and are continuing to stay busy this quarter.

Jack Dunn: Yes, it’s ironic, but in markets like this is where you really do increase your penetration, and when you come out of it you’re stronger. I think if you check around the industry that the momentum we have, the, somebody ask earlier about, you know, are we seeing, how is the pipeline and are we seeing an opportunity to hire people. That’s the area where we really are starting to distinguish ourselves from some of the competition at all as a place that you really want to consider being if you want to work on the best and the biggest matters around the world.

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Scott Schneeberger: All right, thanks so much. One more quick one if I could sneak it in. In the technology space, Iron Mountain announced yesterday that they were acquiring Stratify. Could you just give us an update on, you know, any thoughts on that and what you think of the competitive environment in that segment right now? That’s all for me, thanks.

Jack Dunn: Yes, I think one is that we love healthy competition. I mean it really is good because there’s been a jump shift in that marketplace, as you know, since the beginning of the year that’s taken it from being an extravagance in some cases that only the best and brightest attorneys use to now be in, you know, ordinary course requirement in almost every case that there is.

You know, the fact that you have good players in the poker game makes it a better game. It raises the stakes for all of us, and remember there are always two sides in every matter. So I think, you know, seeing the larger enterprise players come into this marketplace bodes well for the valuation of our business, bodes well for everybody’s view of what the marketplace is an expanding marketplace. And, you know, we think that we’re in exactly the right place at the right time with that offering.

Unidentified Company Representative: Yes, I mean we like the fact that they five to six times revenue, so if it’s a third party validation of some of the value that we’re building inside of FTI, that’s fine by us.

Scott Schneeberger: Great. Thanks so much.

Operator: Next we’ll go to Kevane Wong with JMP Securities.

Kevane Wong: Hey guys, not a lot of questions left at this point. On the technology, I’ll throw in the one here and that’s it, but in technology, looking at the e-discovery stuff, it sounds like, you know, obviously the international stuff is strong. Is there a difference as far as the projects are as far as

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size? Do they tend to be larger or smaller when you’re looking internationally? Also do those projects tend to be sort of lumpy where you’d get sort of a large up-front parts of the projects but then tapers off? Sort of curious on sort of the shaping of those contracts.

Unidentified Company Representative: You know there, we don’t probably have a large enough data sample because it hasn’t struck us that it’s that different around the world. Originally as we started to branch out globally, obviously we were brought in to larger matters. You would go local for something that wasn’t complicated and wasn’t bet the company. Now that we’re firmly entrenched in our London marketplace and that we have operations and have proven ourselves, our ability to operate whether it’s in France or in eastern Europe or around the world, I think, I think we’re just seeing, again, firms using us as a matter of course to do their document jobs large and small.

Jack Dunn: Yes, I think — I think, again, there’s no — I don’t think there’s a big differentiation between sort of the amount or the volume or velocity of business, you know, offshore versus the U.S. We are very, very busy in the U.S. I think it’s just we focused very hard on being able to take that expertise and take the ringtail platform on, you know, globally very fast. It’s been a great reception. I mean we’re sitting here in London, and without a doubt you have the Magic Circle law firms here that are entrenched and control a tremendous amount of business in the old commonwealth, which happens to be part of the world that is enjoying explosive growth but also has a lot of challenges. So I think we’re benefiting from those relationships here. We’re benefiting from making the move to service them here.

But I wouldn’t — I wouldn’t say they’re any bigger or smaller necessarily than what we’re seeing in the states. You know, this division is really busy in the states, and obviously I would say it’s just scratching the surface. We’re getting big assignments in Asia, big assignments in the Middle East, big assignments over here in Europe, but it’s now just beginning. It’s only been in the last year that we’ve started to feel that.

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Kevane Wong: And one follow on then. Are you seeing different competitors in these other markets versus the states, who sort of stands out internationally?

Jack Dunn: A little bit, because –

Dennis Shaughnessy: Little bit, yeah.

Jack Dunn: — the geographic — we think we’re one of the few that has the multi-national reach at this point. So, yes, we’re seeing, you know, different players here. But we’re really — it’s been a very good playing field for us in terms of the large matters. We’re doing, we would typically see perhaps the big four or the people you would traditionally expect to have a global reach and us as opposed to some of the smaller players in the U.S. that we’re familiar with.

Dennis Shaughnessy: And some of the competitors on a regional basis have chosen to license our technology. So not only are we making a very good penetration to the markets ourselves, but some of the local players have decided it would be better to license than try to either develop their own or move to a sub-optimal platform.

Unidentified Company Representative: Some of the smaller players don’t have our global reach, and because the data privacy laws, aren’t capable of doing what we can do across the globe.

Kevane Wong: Gotcha. Perfect. Good quarter, guys.

Jack Dunn: Thank you.

Dennis Shaughnessy: Thank you.

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Operator: Next is David Gold with Sidoti.

David Gold: Good morning.

Jack Dunn: Morning, David.

David Gold: Just a couple of, and I’ll make them quick, follow-ups. One, on your comments about the technology business in light of, I guess, yes yesterday’s acquisition, certainly it does validate your strategy. But I guess the other side of that is, how much harder does it make it today for you guys to acquire something, say in the — from an accretive standpoint, to be — how do you think about that? How much dilution would you tolerate?

Dennis Shaughnessy: That’s an entry-level acquisition that they’re making. So it’s an enabling acquisition. So, I mean you know better than we do that you tend to pay more money for an enabling acquisition. We’re not looking for an enabling acquisition. We’re already there. We think we’re the biggest and we’re the most profitable.

I think the acquisitions we’d be looking at would be an expansion of the technology base. I think, you know, a lot of those are bolt-ons to the Ringtail platform. So stand alone they wouldn’t necessarily serve someone as an enabler to go in. I’m not trying to say these guys don’t have technology valuation expectations David. They do. But I think it wouldn’t necessarily rise to the level that you would see on some of these others, because I’m not sure some of them would be viewed as the enabler to move aggressively into the business.

I think we are sensitive to dilution. We don’t like doing acquisitions that are dilutive. I think you have to be realistic on the tech side that the growth rates of some of these companies oftentimes require that you have to capitalize in the growth benefit into the valuation.

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So I think we wouldn’t be afraid to do it if we saw the right one. We would only do, you know, them if we felt it significantly would increase our lead in the area and help cement, you know, the gap that we feel we are opening up between ourselves and the competition. And, again, would be rewarded by you guys. So I think we’re cognizant of it. We’re sensitive to it. We’re not out running around, you know, trying to find companies at six times revenues just for the sake of putting them on the books.

On the other hand, as I said, from the point of view of the at least saying to the marketplace, some people think that this business is exploding and it’s going to be worth a lot of money to enter. I think, you know, that’s good for us. We just need to do the best job we can communicating that message to the investment community.

David Gold: Fair. And then just one other quick one, just as a reminder, if I remember correctly, at the beginning of the year we talked about fourth quarter for FD and presumably the strongest, given some potential success fees and thinks of that ilk. Do I remember that correctly?

Dennis Shaughnessy: Yes. I think –

Jack Dunn: Yes, you do.

Dennis Shaughnessy: — third and fourth quarter for FD tends to be their better quarters, and fourth quarter is the most influenced by success fees.

David Gold: Very good. Thank you.

Operator: And we’ll take our final question from Andrew Fones with UBS.

Jack Dunn: Hello?

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Dennis Shaughnessy: Hello?

Andrew Fones: Hello. Thanks for taking this late follow up. This follow up to the last question. David —.

Jack Dunn: Andrew, we can’t hear you. Hello?

Operator: The line is open.

Andrew Fones: Hello?

Jack Dunn: Yes, that’s better. Thank you.

Andrew Fones: Oh thank you. Sorry for the late follow up and it is a follow on to the last question. David, you did give us a helpful analysis of seasonality in the first quarter this year. And as we head into these more seasonally impacted quarters, Q4 and Q1 do you care to give us some of your updated thoughts on that?

David Bannister: Andrew, I think that the analysis we gave out starting earlier in the year still pretty much holds. I think we always have to be mindful that this was a very good third quarter and so we wouldn’t want to be euphoric. But it’s the seasonal patterns that we talked about look about right, primarily, they’ve related to the opportunity for some of our businesses to enjoy success fees in the fourth quarter, and we are hopeful that some of those will come through again this year as they have in the past where we continue to believe that the, in the forensics side of the business, people get busy to complete matters towards the end of the year. I think those were the two biggest factors we pointed to in the fourth quarter. But we would look for things like that. It’s a challenging comp. So we — I wouldn’t— I wouldn’t be doing cartwheels, but we look for a good fourth quarter.

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Dennis Shaughnessy: First quarter, Andrew is pretty much the way David explained it earlier in the year. I mean, we do, because of the nature of our compensation and, you know, the size of the comp levels, people, we almost always exhaust our 401K matches in the first quarter. We take the discount on the employee stock purchase plans in the first quarter and we pay all of our social security taxes and everything in the states, you know, in the first quarter. So you have – and we put – we’re pretty much – we’re not totally there on a global basis. But in the states we’re pretty much a Jan 1 salary – adjustment company. And, as you know, you can – your salary adjustments start day one, your increase pricing has to be phases in normally over the quarter on to the engagement. So you have about a quarter lag. So those would be three things that I think we would continue to experience.

And then, I mean, I think the one thing that we need to, again, make sure you look at carefully is the share count. I think without a doubt, you know, the share count, which we view long-term will be a good thing. We intend to deploy this capital that we raise, but this will be the first quarter that we’ve had these increased shares plus the adjustment to the convertibility shares because of the price in the stock will really move that share count up to where, you know, that will be something you’ll have to look at when you do your modeling going forward because, you know, in the fourth quarter we would have, you know, 100% drag from the shares to go out, but only one quarter, say, of the short-term investment lease on the cash. And, you know, that I think is something you’ve got to look at.

Andrew Fones: Would you – would you see the margin swing as being as much as perhaps you had previously thought, I think 400 basis points above average in Q4 and below average in Q1?

Dennis Shaughnessy: I think it’s in the 300 basis point average –

Andrew Fones: Okay.

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Dennis Shaughnessy: — Q1 down 300 basis point up, so it’s a six — six point spread.

Andrew Fones: Okay. Thank you very much.

Dennis Shaughnessy: Okay.

Operator: And this concludes the question-and-answer portion of our conference. At this time, I would like to turn the call over to you, Mr. Dunn, for closing remarks.

Jack Dunn: Great, thank you very much. Again, it’s been a pleasure to do this from London. In our recent offering we had four of the largest buyers in the offering were from the U.K. evidencing our march of our global footprint with not only our clients and our employees but hopefully with our investors.

Thank you for joining us, and we look forward to talking to you after the year end with our results for the year and our outlook for next year.

Operator: And this concludes today’s conference. We appreciate your participation. You may now disconnect.

END